Exhibit 99.1

NEWS RELEASE

For more information, contact:

David L. Dyckman

636-728-3107

J. JOE ADORJAN JOINS

THERMADYNE HOLDINGS CORPORATION

BOARD OF DIRECTORS

St. Louis, Missouri, October 25, 2005 —Thermadyne Holdings Corporation (OTCBB: THMD) announced today that J. Joe Adorjan has joined the Company’s board of directors.  Mr. Adorjan is chairman of Adven Capital, a private equity firm, and is a partner of Stonington Partners Inc.

Prior to joining Adven Capital as chairman, Mr. Adorjan, 66, served as chairman and chief executive officer of Borg-Warner Security Corporation, a provider of security services from 1995 to 2000.  In 1992, he rejoined Emerson Electric Co., as president, after serving as chairman and chief executive officer of ESCO Electronics Corporation from its formation in 1990 as an independent NYSE corporation through the spin-off of Emerson’s government and defense business.  Mr. Adorjan originally joined Emerson in 1968 and served in a number of senior executive capacities including senior vice president of corporate development, executive vice president of finance, international, technology and corporate development.

Mr. Adorjan currently also serves as a director for Goss Graphics Systems Inc., HK Systems, and is chairman of Bates Sales Company.  He also serves as chairman of the board of trustees of Saint Louis University and serves on the board of Ranken Technical College.  He has previously served as director on both private and public companies and has been actively engaged in both business and civic affairs.

“Joe Adorjan’s distinguished career, proven business acumen and extensive executive management and public company board experience will be a tremendous asset to Thermadyne as the Company aggressively pursues its growth goals.  I am delighted he is joining the board and look forward to the contributions he will make as a director,” said Chairman and Chief Executive Officer, Paul Melnuk.  “Our board of directors followed a rigorous process to identify the attributes of an additional independent director to strengthen the board and to search for candidates that met the criteria.  After considerable time and effort, we are particularly pleased to have found a candidate that so closely matched our needs,”  he added.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc® , Stoody®, GenSet® and Cigweld®.  Its common shares trade on the OTC Bulletin Board under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results.  These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.